Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY

Medallion Financial Corp.	Public Relations
437 Madison Avenue	Harry Zlokower/Dave Closs
New York, New York 10022	1-212-447-9292
1-917-541-8162
Andrew M. Murstein, President
Larry D. Hall, CFO
1-212-328-2100
1-877-MEDALLION

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS

2013 FOURTH QUARTER AND RECORD FULL YEAR RESULTS

•	Full year record earnings of $25,776,000, or $1.16 per diluted common share, increased 5% from 2012

•	Fourth quarter earnings of $6,658,000, or $0.29 per share, increased 2% from the 2012 fourth quarter

•	Net investment income after taxes increased 39% for the year

•	Managed assets hit an all-time high at $1.33 billion, including $814 million at Medallion Bank

•	Net interest margin was 6.66% on a combined basis, up from 6.31% last year

•	Delinquent loans on a managed basis were 0.6%

•	No medallion loan was over 90 days delinquent

•	Quarterly dividend of $0.23 per share, the highest in 13 years

NEW YORK, NY – February 18, 2014 – Medallion Financial Corp. (Nasdaq: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, announced that earnings, or net increase in net assets resulting from operations were $6,658,000 or $0.29 per diluted common share in the 2013 fourth quarter, up $135,000 or 2% from $6,523,000 or $0.30 per diluted common share in the 2012 fourth quarter.

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Medallion Financial Announces 2013 Fourth Quarter and Full Year Results p. 2

For the 2013 full year, net increase in net assets resulting from operations was a record $25,776,000 or $1.16 per diluted common share, up 5% from $24,517,000 or $1.21 per share in 2012. Net investment income after income taxes was $12,189,000 or $0.55 per share in 2013, up $3,424,000 or 39% from $8,765,000 or $0.43 per share in 2012.

Andrew Murstein, President of Medallion Financial stated, “We are extremely pleased with the fourth quarter and full year results. Total earnings for the year were the highest since the Company went public 17 years ago. We are also pleased that our dividend remains at $0.23 per share, the highest it has been in 13 years. Over the last 5 years we have given our shareholders an annual return including dividends of over 23% per year, including 29% in 2013. We are proud to have performed so well, and we feel confident in our future.

“We are looking forward to opportunities to invest in and lend to purchasers of the approximately 1,800 medallions expected to be auctioned over time, including the tranche expected to be auctioned in the next few weeks,” said Mr. Murstein. “The taxi industry remains extremely strong in New York and in all of the markets we service, as does our medallion loan portfolio, which has an average loan-to-value ratio under 40%.

“We have always done extremely well at new medallion auctions, and while there can be no guarantee, we anticipate many new business opportunities again this time around,” Mr. Murstein said. “As has been management’s experience over the last 75 plus years, we are in the taxi business to stay and we are focused on being the market leader.”

Book value per share increased from $9.99 to $10.95 per share. This was due mainly to the Company’s ability to retain earnings in Medallion Bank, as well as raising equity in December at a premium to book.

Medallion Financial’s net interest margin was 6.52% for the 2013 fourth quarter and 5.78% for the full year, compared to 6.43% and 4.89% for the comparable 2012 periods, primarily reflecting our reduced cost of funds from funding sources that have been favorably repriced, as well as higher interest recoveries and Medallion Bank dividends. On a combined basis with Medallion Bank, the net interest margin was 6.94% and 6.66% in the quarter and full year, compared to 6.48% and 6.31% a year ago, reflecting the continued low cost of funds at the Bank, and the Bank’s higher-yielding loan portfolio. Both measures reflect the strong portfolio earning power of Medallion, as net interest margins remained at high levels compared to most other financial institutions.

Larry D. Hall, Chief Financial Officer of Medallion Financial, stated, “All the important indicators of our business continue to demonstrate the quality of Medallion’s operations, including continued growth and profitability, solid credit performance by the portfolios, strong capital levels, abundant liquidity, and an experienced management team.

“On a combined basis with Medallion Bank, loans 90 days or more past due were 0.6%, compared to 0.4% a year ago. Medallion’s capital and liquidity levels remained strong with deposit-raising capacity at Medallion Bank and capacity in the Company’s other funding sources,” said Mr. Hall. “Medallion’s debt to equity ratio was only 1.15 to 1, providing plenty of room for increasing our leverage and growing our businesses down the road.

“We have continued to replace higher cost borrowings with lower cost fixed and floating rate debt, further enhancing our profitability and lowering our cost of borrowed funds by 81 basis points in 2013, compared to 2012” said Mr. Hall. “We see additional opportunities to continue this as rates remain near historic lows.

“We have about $24,000,000 of SBA debentures which carry higher than market rates and, subject to SBA approval, can be refinanced to current lower levels which would be accretive to subsequent earnings,” Mr. Hall said.

Medallion Financial’s on-balance sheet taxicab medallion loan portfolio was $298,000,000 at year end, up $4,000,000 or 1% from $294,000,000 a year ago, primarily reflecting portfolio growth in most markets. Total managed taxicab medallion loans decreased $17,000,000 or 3% to $671,000,000 at year end, from $688,000,000 a year ago, primarily reflecting a reduction in loan participations sold to third parties. The Company expects to increase its medallion portfolio in 2014 including by closing on medallion loans related to the December 2013 taxi auction, as well as the additional auctions planned by the City of New York.

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Medallion Financial Announces 2013 Fourth Quarter and Full Year Results p. 3

Medallion Financial’s on-balance sheet commercial loan portfolio was $60,000,000 at year end, up $3,000,000 or 6% from $57,000,000 a year ago, primarily reflecting growth in the other secured commercial loan portfolio, partly offset by repayments in the mezzanine loan portfolio. The managed commercial loan portfolio was $112,000,000 at year end, down $1,000,000 or 1% from $113,000,000 last year. Medallion Bank’s consumer loan portfolio increased $90,000,000 or 35% to $349,000,000 at year end from $259,000,000 a year ago, primarily reflecting strong growth in all portfolio categories.

Overall, total managed assets increased $111,000,000 or 9% to $1,330,000,000 at year end, up from $1,219,000,000 a year ago.

Medallion Financial also announced a dividend of $0.23 per share for the 2013 fourth quarter, up from $0.22 per share in the 2012 fourth quarter. This brings the total dividends declared over the last four quarters to $0.90, up 6% from $0.85 in 2012, and equates to a yield of over 6% based on the closing price of the Company’s stock on February 14, 2014. The current dividend will be paid on March 21, 2014, to shareholders of record on March 14, 2014. Since the Company’s initial public offering in 1996, the Company has paid or declared in excess of $206,000,000 or $12.35 per share in dividends.

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Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans  financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $5 billion to the taxicab industry and other small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business  performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly  from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2012 Annual Report on Form 10-K.

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(Dollars in thousands, except per share data)	2013	2012
Total investment income	$34,929	$32,344
Total interest expense	8,361	10,858

Net interest income	26,568	21,486

Total noninterest income	1,282	1,135

Salaries and benefits	10,787	8,862
Professional fees	1,540	1,381
Occupancy expense	765	828
Other operating expenses	2,569	2,785

Total operating expenses	15,661	13,856

Net investment income before income taxes	12,189	8,765
Income tax (provision) benefit	—	—

Net investment income after income taxes	12,189	8,765

Net realized gains (losses) on investments	692	(6,731)

Net change in unrealized appreciation on investments	7,835	14,587
Net change in unrealized appreciation on Medallion Bank and other controlled subsidiaries	5,060	7,896

Net unrealized appreciation on investments	12,895	22,483

Net realized/unrealized gains on investments	13,587	15,752

Net increase in net assets resulting from operations	$25,776	$24,517

Net investment income after income taxes per common share
Basic	$0.56	$0.44
Diluted	$0.55	$0.43

Net increase in net assets resulting from operations per common share
Basic	$1.18	$1.23
Diluted	$1.16	$1.21

Dividends declared per share	$0.90	$0.85

Weighted average common shares outstanding
Basic	21,850,415	19,912,883
Diluted	22,225,783	20,180,694

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	December 31, 2013	December 31, 2012
Assets
Medallion loans, at fair value	$297,861	$294,388
Commercial loans, at fair value	60,168	56,919
Investment in Medallion Bank and other controlled subsidiaries, at fair value	108,623	99,083
Equity investments, at fair value	6,505	4,620
Investment securities, at fair value	—	—

Net investments	473,157	455,010

Cash and cash equivalents	52,172	26,875
Accrued interest receivable	907	957
Fixed assets, net	446	601
Foreclosed properties	50,403	43,588
Goodwill, net	5,069	5,069
Other assets, net	12,899	11,365

Total assets	$595,053	$543,465

Liabilities
Accounts payable and accrued expenses	$5,476	$3,144
Accrued interest payable	1,124	1,233
Funds borrowed	314,958	322,770

Total liabilities	321,558	327,147

Commitments and contingencies	—	—

Total shareholders’ equity (net assets)	273,495	216,318

Total liabilities and shareholders’ equity	$595,053	$543,465

Number of common shares outstanding	24,969,622	21,651,204
Net asset value per share	$10.95	$9.99

Total managed loans	$1,131,923	$1,060,693
Total managed assets	1,330,429	1,219,224